Securities and Exchange Commission
100 F Street, N.E. Washington, D.C. 20549-7561

Dear Sirs/Madams
We have read Item 77k and Exhibit 77Q1 of
Gottex Trusts Form N-SAR dated March 4, 2016, and we agree with the statements made therein.

Yours truly,
DELOITTE & TOUCHE LLP

/S/ Deloitte & Touche LLP